EXHIBIT 4.8


                              AMENDMENT NO. 1
                                ASHLAND INC.
                  LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN

         WHEREAS, Ashland Inc. (formerly known as Ashland Oil, Inc. prior to January 28, 1995) first established the Ashland Inc. Leveraged Employee Stock Ownership Plan (the "Plan"), effective October 1, 1985, for the benefit of the employees of the Sponsoring Company and of the Participating Companies eligible to participate therein; and
         WHEREAS, the Plan was last amended and restated generally effective October 1, 1997 and said restatement reserved to Ashland Inc. the power and authority to further amend the Plan;
         NOW, THEREFORE, Ashland Inc. does hereby further amend the Plan effective as of the dates hereinafter identified in accordance with the following terms and conditions:

         1. Effective January 1, 2005, the following is added to the definition of "Beneficiary" at the end of Section 2.1(c) of the Plan as follows:

Effective January 1, 2005 and for relevant events that occur on or after that date, "spouse" shall mean an individual to whom a Member is legally married under the law of the state in which the marriage occurred. The Sponsoring Company reserves the right to investigate a claim of marriage and may institute procedures under which an individual may demonstrate the marital status of a Member.

         2. Effective for distributions of Plan benefits on or after March 28, 2005, "$1,000" shall be substituted for "$5,000" in Sections 6.3(b), 6.4(b) and 6.6(b)(3) of the Plan.


         IN WITNESS WHEREOF, the Sponsoring Company has caused this Amendment No. 1 to the Plan to be executed this 21st day of March, 2005.


ATTEST:                                    ASHLAND INC.



       /s/ David L. Hausrath              By:  /s/ Susan B. Esler
--------------------------------------    -------------------------------------
             Secretary                        Vice President, Human Resources